Exhibit 99.1

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN RAISES OPERATING REVENUE GROWTH

EXPECTATIONS FOR DECEMBER QUARTER AND FISCAL YEAR 2007

Company Affirms Diluted EPS Guidance for Fiscal 2007 and Expects December Quarter

Diluted EPS Above Thomson First Call Mean of $0.54

VALLEY FORGE, PA, January 8, 2007 – AmerisourceBergen Corporation (NYSE:ABC), whose Chief Executive Officer and Chief Financial Officer are speaking at the JP Morgan Healthcare Conference tomorrow, today announced that it is raising its operating revenue growth expectations for the December quarter and fiscal year 2007 as well as reaffirming its previous diluted earnings per share guidance for fiscal year 2007. Although the Company does not provide quarterly guidance on diluted earnings per share, it currently expects diluted earnings per share for the December quarter of fiscal year 2007 to be higher than the $0.54 mean currently reported by Thomson First Call.

The Company expects the December quarter operating revenue growth to be approximately 16 percent, due to increased sales in both its Specialty Group’s distribution businesses and its Drug Corporation business. For fiscal year 2007, AmerisourceBergen is raising its operating revenue growth expectations to a range of 9 percent to 11 percent from the previous range of 7 percent to 9 percent.

AmerisourceBergen continues to anticipate diluted earnings per share for fiscal year 2007 to be between $2.40 and $2.55. The PharMerica Long Term Care business, which the Company currently expects to spin off in the March quarter of 2007, represents $0.09 to $0.11 of the Company’s earnings expectations for all of fiscal year 2007.

Also unchanged are the following key assumptions supporting the Company’s diluted earnings per share expectations for fiscal 2007: operating margin expansion in the Pharmaceutical Distribution segment and free cash flow in the range of $425 million to $500 million, which includes capital expenditures in the $100 million to $125 million range. The Company also anticipates spending $450 million to $500 million to repurchase its common shares during fiscal year 2007.

Chief Executive Officer, R. David Yost, and Executive Vice President and Chief Financial Officer, Michael D. DiCandilo, will speak tomorrow at 2:00 p.m. Pacific Standard Time at the JP Morgan Healthcare Conference in San Francisco.

AmerisourceBergen plans to release its results for the first quarter of fiscal year 2007 on Wednesday, January 24, 2007 prior to the opening of trading on the New York Stock Exchange. The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Standard Time on January 24, 2007.

About AmerisourceBergen

AmerisourceBergen (NYSE: ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $61 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); price inflation in branded pharmaceuticals and price deflation in generics; declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica Long-Term Care business, declines in the amounts of rebates that the PharMerica Long-Term Care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; any disruption to or other adverse effects upon the PharMerica Long-Term Care business caused by the announcement of the Company’s agreement to combine the PharMerica Long-Term Care business with the institutional pharmacy business of Kindred Healthcare, Inc. into a new public company that will be owned 50% by the Company’s shareholders (the “PharMerica LTC Transaction”); the inability of the Company to successfully complete the PharMerica LTC Transaction; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar - Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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